Exhibit 10.35

[Fluor Letterhead]

February 7, 2008

Mr. P. W. B. Oosterveer

Hoekweid 15

Bergen 1862BA

The Netherlands

Dear Peter:

It is my pleasure to inform you that the Organization and Compensation Committee of the Board of Directors has approved a special retention award for you which has been structured as follows:

Award Amount:	US$150,000 total cash award value.

Retention Period:	January 31, 2008 through March 15, 2011.

Retention Agreement:

$150,000 or 100% of the award will accrue interest at a rate of 6% to be compounded annually until the end of the retention period. The total award plus accrued interest will be earned and payable March 15, 2011 contingent upon completion of continuous employment through the retention period. This award will be paid as soon as possible after March 15, 2011 less any applicable withholding taxes.

You will earn your retention award (a) if you remain continuously employed by the Company as stated above or (b) if your employment terminates prior to the above date due to (i) death, (ii) permanent and total disability, (iii) a Company-initiated termination other than on a for-cause basis or (iv) a Company initiated termination following a Change of Control.  If in the event your employment terminates prior to the earnout date for any reason other than stated above (including, without limitation, your voluntary termination or a termination for cause), then the retention award will be forfeited.

For purposes hereof, the term “Change of Control” shall be deemed to have occurred if, (a) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the votes that may be cast for the election of directors of the Company or (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a “transaction”), the persons who are the directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto.

You expressly agree to maintain strict confidentiality of this retention award.  You may not disclose this agreement to anyone other than your spouse or confidential financial advisor, senior management of the Company and Executive Compensation Services.  If disclosure is made to any other person, this award shall be forfeited.

Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning one original to Lisa Schlepp in Executive Compensation Services in the enclosed envelope.  You should retain the other original for your records.

If you should have any questions, please call me at 469.398.7148 or Lisa Schlepp at 469.398.7101.

Sincerely,

/s/ Alan L. Boeckmann

Alan L. Boeckmann

Agreed by:

/s/ Peter Oosterveer	Feb 11, 2008
Peter Oosterveer	Date

ALB:las